Exhibit 99.1

ANACOR PHARMACEUTICALS ANNOUNCES POSITIVE RESULTS FROM THE FIRST OF TWO PHASE 3 TRIALS OF TAVABOROLE FOR ONYCHOMYCOSIS

Anacor Will Host a Conference Call Today at 8am ET to Discuss Results

Palo Alto, CA — January 29, 2013 — Anacor Pharmaceuticals (NASDAQ:ANAC) today announced positive preliminary results from the first of two Phase 3 trials of tavaborole, its topical anti-fungal for onychomycosis, a fungal infection of the nail and nail bed that affects approximately 35 million people in the United States.  Tavaborole achieved a high degree of statistical significance on all primary and secondary endpoints.

Primary Endpoint

•                  In this first Phase 3 study (known as Study 301), 6.5% of patients treated with tavaborole met the primary endpoint of “complete cure” vs. 0.5% of patients treated with vehicle (p=0.001) at week 52.  “Complete cure” is a composite endpoint that requires both a mycological cure and a completely clear nail.

Secondary Endpoints

•                  Among the secondary endpoints, 26.1% of patients treated with tavaborole achieved a “completely clear” or “almost clear” (≤10% clinical involvement) nail vs. 9.3% in the vehicle-treated arm (p<0.001) at week 52.

•                  31.1% of patients treated with tavaborole achieved mycological cure vs. 7.2% in the vehicle-treated arm (p<0.001) at week 52.  Mycological cure is the absence of fungus as determined by a negative potassium hydroxide (“KOH”) examination and a negative fungal culture.

•                  15.3% of patients treated with tavaborole achieved “completely clear” or “almost clear” nail with mycological cure vs. 1.5% in the vehicle-treated arm (p<0.001) at week 52.

In addition to the primary and secondary endpoints noted above, 87.0% of patients treated with tavaborole had a negative fungal culture vs. 47.9% in the vehicle-treated arm (p<0.001) at week 52, and 24.6% of patients treated with tavaborole achieved “completely clear” or “almost clear” nail and negative culture vs. 5.7% in the vehicle-treated arm (p<0.001) at week 52.

“We are pleased that tavaborole met all of the parameters outlined in our Special Protocol Assessment with the FDA with a high degree of statistical significance in this first Phase 3 trial.  With its high rates of “completely clear” or “almost clear” nails, high negative culture rates, demonstrated safety and ease of use, we believe tavaborole could offer significant advantages over currently approved treatments for onychomycosis,” said David Perry, Chief Executive Officer of Anacor.

“Patients and physicians have been waiting for a safe and effective treatment for onychomycosis.  Millions of patients are treated several times a year with debridement because it is the safest option to improve the appearance of the nail and minimize discomfort, even though debridement doesn’t actually eliminate the fungus.  Tavaborole has the potential to offer these patients an effective, safe and convenient therapy to treat this difficult infection and prevent it from spreading to other toes and skin,” said Max Weisfeld, DPM.

“Tavaborole belongs to a novel class of drugs, known as oxaboroles, and should be an exciting addition to dermatologists’ treatment options for patients who suffer from onychomycosis,” said Boni Elewski, MD, Professor of Dermatology, University of Alabama.  “It is a challenging and frustrating disease, but tavaborole could be a safe and effective alternative for patients who are embarrassed by the appearance of their yellow, thickened nails and are either unwilling or unable to take oral medications to treat this condition.”

Tavaborole Phase 3 Study 301 Design

Study 301 enrolled 594 patients in the United States and Mexico with distal subungual onychomycosis, randomized two-to-one to receive either tavaborole, 5% solution, or vehicle.  Eligible patients were at least 18 years of age (with no upper age limit) with a clinical diagnosis of distal subungual onychomycosis involving 20% - 60% of the total area of the target great toenail, at least 3mm of clear nail from the proximal nail fold to the most proximal visible mycotic border and positive mycology.  Patients were instructed to apply tavaborole solution or vehicle to the target great toenail once daily for 48 weeks.

Safety

Overall, tavaborole was safe and well-tolerated across study subjects.  There were no serious adverse events related to study drug.  The rate of discontinuations as a result of adverse events was low (2.8% for tavaborole and 1.6% for vehicle).

Development Plan

Study 301 is the first of two Phase 3 clinical trials of tavaborole in onychomycosis.  Anacor received a Special Protocol Assessment from the FDA on all major parameters of the studies, including endpoints.  Data from the second Phase 3 clinical trial (known as Study 302) are expected in March of this year.  Study 302 is identical in design to Study 301 with sites in the United States and Canada.  Subject to the results of Study 302, Anacor plans to file an NDA for tavaborole in the middle of this year.

Conference Call and Webcast

Anacor will host a conference call today at 8:00 a.m. ET / 5:00 a.m. PT to discuss the results of this Phase 3 trial of tavaborole in onychomycosis.  The call can be accessed by dialing (877) 291-1367 (domestic) and (914) 495-8534 (international) five minutes prior to the start of the call.  The call will also be webcast live and can be accessed on the Events and Presentations page, under Investors, on the company’s website at http://www.anacor.com and will be available for three months following the call.

About Anacor Pharmaceuticals

Anacor is a biopharmaceutical company focused on discovering, developing and commercializing novel small-molecule therapeutics derived from its boron chemistry platform.  Anacor has discovered eight compounds that are currently in development.  Its two lead product candidates are topically administered dermatologic compounds – tavaborole, a topical antifungal for the treatment of onychomycosis, and AN2728, a topical anti-inflammatory PDE-4 inhibitor for the treatment of atopic dermatitis and psoriasis.  In addition to its two lead programs, Anacor has discovered three other wholly owned clinical product candidates – AN2718 and AN2898, which are backup compounds to tavaborole and AN2728, respectively, and AN3365 (formerly known as GSK2251052, or GSK ‘052), a systemic antibiotic for the treatment of infections caused by Gram-negative bacteria, which previously was licensed to GlaxoSmithKline LLC, or GSK.  GSK will be returning all rights to the compound to us and we are considering our options for further development, if any, of this compound.  We have discovered three other compounds that we have out-licensed for further development – two compounds for the treatment of animal health indications that are licensed to Eli Lilly and Company and AN5568, also referred to as SCYX-7158, for human African trypanosomiasis (HAT, or sleeping sickness), which is licensed to Drugs for Neglected Diseases initiative, or DNDi.  We also have a pipeline of other internally discovered topical and systemic boron-based compounds in development.  For more information, visit http://www.anacor.com.

Forward-Looking Statements

This press release may contain forward-looking statements that relate to future events including the development of tavaborole, timing for filing of a new drug application, or NDA, related to tavaborole and the potential commercialization of tavaborole.  These forward looking statements involve known and unknown risks, uncertainties and other factors that could cause actual levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements, including risks related to whether the results of the ongoing Phase 3 302 study will be successful and sufficient to support the planned NDA filing,  risk of unforeseen side effects and risks related to regulatory approval and commercialization of new drug candidates.  Reference should be made to Anacor’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission under the heading “Risk Factors” and Anacor’s subsequent Quarterly Reports on Form 10-Q for a more detailed description of such factors.  These statements reflect the views of Anacor as of the date of this press release with respect to future events and, except as required by law, it undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.

Contact:
DeDe Sheel

Director, Investor Relations and Corporate Communications

650.543.7575